Exhibit 8.1

Subsidiaries and VIEs of the Registrant

Subsidiaries	Place of incorporation
Lianwai Investment Co., Ltd. (“Lianwai investment”)	BVI
Hong Kong Mengxiang Education Development Group Limited (“HK Mengxiang”)	Hong Kong
Zhejiang Mengxiang Consulting Services Co., Ltd. (“Liandu WFOE”)	PRC
Zhejiang Lishui Xianke Agricultural Products Distribution Co., Ltd. (“Lishui Xianke”)	PRC
Hangzhou Youxi Information Technology Co., Ltd. (“Youxi Software”)	PRC

VIEs	Place of incorporation
Zhejiang Lishui Mengxiang Education Development Company Limited (“Lishui Mengxiang VIE”)	PRC
Qingtian Overseas Chinese International School (“Qingtian International School”)	PRC